Consent of Independent Registered Public Accounting Firm

Redwood Mortgage Investors IX, LLC

San Mateo, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-231333) of Redwood Mortgage Investors IX, LLC of our report dated March 31, 2021, relating to the financial statements, which appears in this Form 10K.

/s/ BDO USA, LLP

San Francisco, California

March 31, 2021